For Immediate Release: Contact: Julie S. Ryland

Tuesday, March 22, 2005 205-326-8421

New Oil Hedges Drive 10-Cent Rise in Energen's 2006 Earnings Guidance Range

BIRMINGHAM, Ala -- Energen Corporation (NYSE:EGN) announced today that it has hedged another 9.5 percent of its estimated 2006 oil production and, as a result, is raising its 2006 earnings guidance by 10 cents to a new range of $5.00-$5.20 per diluted share.

Yesterday, the diversified energy company's oil and gas acquisition and development unit, Energen Resources Corporation, hedged an additional 360,000 barrels (30,000 barrels per month) of its 2006 sour oil production at a NYMEX-equivalent price of $54.14 per barrel. This brings the Company's total oil hedge position for 2006 to 1.44 million barrels (MMBbl) at an average NYMEX-equivalent price of $46.01 per barrel.

Energen Resources' total current hedge position with respect to its estimated 2006 production is as follows:
Commodity	Hedge Vols.	Estimated 2006 Production		% Hedged		NYMEX-equiv. price
Natural Gas	17.6 Bcf	65.6 Bcf[1]	58.7 Bcf[2]	27%[1]	30%[2]	$6.84 per Mcf
Oil	1,440 MBbl	3,800 MBbl[1]	3,500 MBbl[2]	38%[1]	42%[2]	$46.01 per barrel
NGL	30.2 MMgal	86.6 MMgal[1]	79.7 MMgal[2]	35%[1]	38%[2]	$0.56 per gallon

1 With unidentified 4th quarter acquisition in 2005 and 2006

2 Without unidentified 4th quarter acquisition in 2005 and 2006

Impact of Commodity Price Changes on 2006 Earnings

With additional uncertainty associated with commodity prices removed from Energen's earnings outlook for 2006, the Company raised its guidance for the year to a range of $5.00-$5.20 per diluted share.

Embedded in Energen's 2006 earnings guidance is an estimated 16 cents per diluted share from unidentified oil and gas property acquisitions of approximately $200 million each in the fourth quarters of 2005 and 2006.

The Company's guidance for 2006 earnings assumes that NYMEX prices applicable to Energen Resources' unhedged production in 2006 will average $6.15 per Mcf for gas and $35 per barrel for oil and that NGL prices will average approximately 58 cents per gallon.

Given Energen Resources' current hedge position for 2006 and assuming prices as outlined above for its unhedged production (excluding volumes from unidentified acquisitions), sensitivities to pricing changes applicable to Energen's 2006 earnings guidance are as follows:

  Every 10-cent change in the average NYMEX price of gas from $6.15 per Mcf represents an estimated net income impact of approximately $2,100,000 (5.7 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $35 per barrel represents an estimated net income impact of approximately $1,100,000 (2.9 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.58 per gallon represents an estimated net income impact of approximately $250,000 (0.6 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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